UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report (Date of earliest event reported): September 23, 2013

U.S. WELL SERVICES, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-184491 (Commission File Number)	90-0794304 (I.R.S. Employer Identification No.)
770 South Post Oak Lane Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

(832) 562-3730
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Dedicated Fracturing Fleet Agreement with Inflection Energy LLC

On September 23, 2013, U.S. Well Services, LLC (the “Company”) entered into a Dedicated Fracturing Fleet Agreement, effective November 1, 2013 (the “Inflection Agreement”), with Inflection Energy LLC (“Inflection”), pursuant to which the Company has agreed to provide a dedicated fleet, consisting of certain specified equipment and materials, to perform fracturing services for Inflection in the Marcellus Shale in Pennsylvania. The Inflection Agreement terminates on December 31, 2014, unless terminated earlier pursuant to its terms.

Pursuant to the Inflection Agreement, the Company is to provide a minimum number of stages during the term of the Inflection Agreement. In the event that Inflection does not provide the Company with the minimum number of stages, Inflection will pay the Company an agreed upon dedicated fleet charge per stage for any stage less than the minimum number of stages. If the Company does not provide the minimum number of stages, then the Company will pay Inflection an agreed upon dedicated fleet charge per stage for any stage less than the minimum number of stages. If the Company performs the minimum number of stages, then Inflection has the option to extend the term of the Inflection Agreement.

The Company will be paid an agreed upon mobilization fee (applied to the first stage of each pad) and an agreed upon operating rate for the provision of services under the Inflection Agreement. The Inflection Agreement also provides for force majeure payment rates.

Item 8.01	Other Events.

The Company is evaluating various alternatives with its financial advisors regarding financing for the equipment that will be required to perform the fracturing services under the Inflection Agreement.

Item 9.01	Financial Statements and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. WELL SERVICES, LLC

Date:	September 27, 2013	By:	/s/ Kenneth I. Sill
Kenneth I. Sill
President and Chief Executive Officer